UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number: 0-18201


                           EQUIVEST FINANCE, INC.
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           (Exact name of registrant as specified in its charter)


                           100 Northfield Street
                        Greenwich, Connecticut 06830
                               (203) 618-0065
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            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)


                  Common Stock, par value $0.01 per share
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          (Title of each class of securities covered by this Form)


                                    None
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            (Titles of all other classes of securities for which
        a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(i)     [ X]
           Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(1)(ii)      [  ]
           Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(i)       [  ]
           Rule 12g-4(a)(2)(ii)    [ ]       Rule 12h-3(b)(2)(ii)      [  ]
                                             Rule 15d-6                [  ]

         Approximate number of holders of record as of the certification or
         notice date:         1
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         Pursuant to the requirements of the Securities Exchange Act of
1934, Equivest Finance, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 11, 2002               EQUIVEST FINANCE, INC.


                                       By:  /s/ Richard G. Winkler
                                            ------------------------------
                                            Richard G. Winkler
                                            Senior Vice President,
                                            General Counsel and Secretary